EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of Incorporation
Name	or Organization

Advanced Energy Industries GmbH	Germany

Advanced Energy Industries, Inc., Shanghai	China

Advanced Energy Industries Korea, Inc.	South Korea

Advanced Energy Industries (Shenzhen) Co., Ltd. (manufacturing)	China

Advanced Energy Industries U.K. Limited	United Kingdom

Advanced Energy Japan K.K.	Japan

Advanced Energy N.K.	Japan

Advanced Energy Taiwan, Ltd.	Taiwan

AEI International Holdings CV	Netherlands

AEI US Subsidiary, Inc.	Delaware

Aera Corporation	Texas

Aera U.K. Ltd.	United Kingdom

Sekidenko, Inc.	Washington

AEI NK BV	Netherlands